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                                                                  Exhibit 3.1(v)

                                                                         (STAMP)

                            CERTIFICATE OF AMENDMENT
                                       TO
                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                    ASHTON WOODS ORLANDO LIMITED PARTNERSHIP

     1. The name of the partnership is Ashton Wood Orlando Limited Partnership (the "Partnership").

     2. The Certificate of Limited Partnership of the Partnership was filed on December 29, 1997.

     3. The Certificate of Limited Partnership is amended to reflect the admission of Ashton Woods Lakeside L.L.C. as a General Partner of the Partnership and the withdrawal of Ashton Woods Florida L.L.C. as a General Partner of the Partnership.

     4. The partners of the Partnership have elected to continue the business of the Partnership under Section 620.157, Florida Statutes.

     5. This Certificate of Amendment shall be effective upon the date of filing with the Secretary of State of Florida.

     IN WITNESS WHEREOF, this Certificate of Amendment has been executed by the General Partner of the Partnership this 12th day of November, 1998.

                                       Ashton Woods Lakeside, L.L.C., as General
                                       Partner


                                       By: /s/ Harry Rosenbaum
                                           -------------------------------------
                                       Name: Harry Rosenbaum
                                       Title: Manager